Exhibit 3

Surge Components Reaches Agreement with Investors Bradley Rexroad and Michael Tofias

Announces Tender Offer to Repurchase at Least Five Million Shares at $1.43 per Share

Will Appoint New Independent Director

DEER PARK, N.Y. (December 22, 2016) – Surge Components, Inc. (“Surge” or the “Company”) (OTC Pink: SPRS), a leading supplier of capacitors, discrete semi-conductors and audible and sounding devices, today announced it has reached an agreement with investors Bradley Rexroad and Michael Tofias, who together own approximately 22% of Surge’s outstanding shares.

Pursuant to the agreement, Surge announced today that it will commence an issuer tender offer (the “Tender Offer”) to repurchase at least 5.0 million shares at a price of $1.43 per share. Rexroad and Tofias will participate in the Tender Offer and will tender all of the shares that they hold beneficially or of record in the Tender Offer. The Tender Offer must be completed no later than March 15, 2017, subject to the satisfaction of certain customary conditions. Surge’s officers and directors have agreed not to participate in the Tender Offer and not to transfer or sell any of their shares from the date of the agreement until six months after the Tender Offer is completed.

Also pursuant to the agreement, Surge will work with Rexroad and Tofias to mutually agree on a new independent director, who will be added to the Company’s Board of Directors by March 15, 2017. Rexroad and Tofias have also withdrawn their nomination of director nominees and proposals for the 2016 Annual Meeting and have agreed to vote their shares in support of Surge’s director nominees. With the addition of the new director, the Surge Board of Directors will be comprised of seven directors. Surge will hold its 2016 Annual Meeting on January 5, 2017. Surge has also agreed to reincorporate the Company from Nevada to Delaware, and in connection with the reincorporation Surge will declassify its Board of Directors on a rolling basis.

“We are pleased that our ongoing dialogue with Bradley Rexroad and Michael Tofias has led to a constructive agreement that we are confident benefits all Surge stockholders, while furthering Surge’s commitment to enhancing corporate governance,” stated Ira Levy, Surge CEO and President. “We can now turn our full attention and resources to continuing to grow the business and maximizing its value for the benefit of all of our shareholders. We look forward to adding a qualified independent director to our Board of Directors to help us achieve our business goals.”

Rexroad and Tofias have also agreed to certain customary standstill provisions. In addition, Rexroad and Tofias will withdraw all litigation against Surge and its directors pending in Nevada.

The description of the agreement contained herein is only a summary and is qualified by the full text of the agreement, which will be filed by the Company on a Current Report on Form 8-K with the Securities and Exchange Commission.

About Surge Components, Inc.

Founded in November 1981, Surge is a supplier of capacitors, discrete semi-conductors and audible/sounding devices. Surge’s capacitor product portfolio includes aluminum electrolytic capacitors, film capacitors, and ceramic capacitors. In the discrete semiconductor portfolio, Surge’s strengths include general purpose, recovery, schottky, polymer ESD, and transient voltage suppressors, transistors, diodes, and a full line of bridge rectifiers. With more than 30 years in the industry, Surge helps customers bring their products to market using the highest quality components with the most competitive economics to scale. Surge supplies its top quality products to customers in many market segments, including, but not limited to, power, energy, automotive, computer, telecom and security.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions and are based largely on our current expectations and projections about future events and financial trends that may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading “Risk Factors” in our Annual Report on Form 10-K. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we assume no obligation to revise or update any forward-looking statements whether as a result of new information, events or circumstances occurring after the date of this press release or otherwise.

Media Contact

Sloane & Company

Dan Zacchei/ Joe Germani, 212-486-9500

dzacchei@sloanepr.com

jgermani@sloanepr.com